Exhibit 99.1
Press Release Dated February 11, 2013

Two Rivers Completes $5,000,000 Private Placement
Expands Vegetable Produce Operations in Pueblo County, Colorado

DENVER – February 11, 2013 -- Two Rivers Water & Farming Company (OTCQB: TURV) (www.2riverswater.com) announced today it has completed a $5,000,000 equity private placement.  The proceeds from the private placement will be used to expand its irrigated farm operations and prepare for development of reservoir storage to support its farm operations in Pueblo County, Colorado.

“In 2012 Two Rivers acquired Dionisio Farms & Produce (DFP) and entered into a long-term employment agreement with Russ Dionisio.  By those agreements Two Rivers began a long-term commitment to develop irrigated vegetable farming and produce operations on the Arkansas River in Colorado.  DFP, in only six months of operations, was able to generate revenues equal to150% of equity invested and gross profits equal to 50% of equity invested.  In 2014, DFP expects to double vegetable acres planted and improve its margins through improved efficiencies and economies achieved through increased scale,” said Wayne Harding, Two Rivers’ Chief Financial Officer.

John McKowen, CEO and Founder of Two Rivers added, “Two Rivers expects to continue to develop and add infrastructure to support irrigated fruit and vegetable farming along the Arkansas River in Colorado.  Our business model calls for Two Rivers to grow one-third of its crops on farmland it owns, one-third on farmland it leases and to purchase one-third of the crop that it markets from other growers in the area.

A business that can generate revenues equal to 200% of equity invested and gross profits equal to 100% of equity invested in its first full year of operation deserves expansion capital.  Farming will be the growth industry of this century as the planet tries to feed seven billion people on its way to ten billion people by 2050. ”

The Company noted that last week Argentina imposed emergency price controls on food for two months in an effort to slow down food price inflation and the New York Times reported last week there is a “Global Farmland Rush.”

About Two Rivers Water & Farming Company

Two Rivers Water & Farming Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Huerfano and Cucharas two river basin and the Arkansas river basin in southern Colorado.  At the present time, Two Rivers Water & Farming operates two core businesses; irrigated farm operations and wholesale water distribution.  We are aggressively expanding operations through various funding mechanisms to develop our business model in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:
Two Rivers Water & Farming Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com